UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2014

POWERSECURE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12014	84-1169358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina		27587
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (919) 556-3056

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Since November 2011, the Board of Directors of PowerSecure International, Inc., a Delaware corporation (the “Company”), has authorized a stock repurchase program (“Stock Repurchase Program”) providing for the repurchase of shares of the Company’s common stock, par value $.01 per share (“Common Stock”). The current authorization of the Company’s Stock Repurchase Program is $5 million, which authorization is, as of the date hereof, fully available through December 2014. The Board of Directors’ Stock Repurchase Program authorization specifies the maximum dollar amount but not the maximum number of shares of Common Stock to be repurchased. Repurchases of shares can be made from time to time in open market purchases or in privately negotiated transactions. The timing and amount of any shares repurchased under the Stock Repurchase Program are determined in the discretion of the Company’s management based on its evaluation of market conditions and other factors.

Following the recent conclusion of its standard post-quarterly earnings release black-out period, and in light of the prevailing price of the Company’s Common Stock, the Company intends to immediately commence making repurchases of shares of its Common Stock under its Stock Repurchase Program, in amounts and at times as management deems appropriate. In addition, the Company currently intends to explore options to expand and extend its Stock Repurchase Program, subject to requisite consents and liquidity limitations, although there is no assurance of any such future expansion and extension.

Sidney Hinton, the President and Chief Executive Officer of the Company, is unable to individually purchase any additional shares of Common Stock until August 2014 due to certain short-swing profit restrictions under the federal securities laws that apply to Mr. Hinton, due to his recent transfers of shares of Common Stock pursuant to a separation/divorce agreement as part of the division of marital assets in conjunction with his pending divorce, which transfers of shares were previously noted in a Current Report on Form 8-K filed by the Company on December 23, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Christopher T. Hutter
Christopher T. Hutter
Executive Vice President and Chief Financial Officer

Dated: May 13, 2014

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